Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Formation
Haymaker Acquisition Corp. 4	Delaware
Concrete Partners Holding, LLC	Delaware
Concrete Partners, LLC	Delaware
Eagle Concrete Holdings, LLC	Delaware
Eagle Redi-Mix Concrete, LLC	Oklahoma
RAM Transportation, LLC	Oklahoma
Schwarz Sand, LLC	Oklahoma